EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amtech Systems, Inc. 2007 Employee Stock Incentive Plan of our report dated November 20, 2014, relating to the consolidated financial statements of Amtech Systems, Inc. and Subsidiaries as of September 30, 2014 and 2013 and for the years ended September 30, 2014, 2013 and 2012, which appears in Amtech Systems, Inc. and Subsidiaries' Annual Report on Form 10-K for the year ended September 30, 2014.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.

Phoenix, Arizona
May 22 2015